Lithium Technology Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Theo M.M. Kremers (610) 256-1567 sales@lithiumtech.com

The PlanetSolar will use a backup 1.2 MWh battery
built by LTC/Gaia.

Plymouth Meeting, PA - January 25, 2010. PlanetSolar, the first boat to achieve a solar-powered circumnavigation of the globe will be using a 1.2 MWh backup battery build by LTC/Gaia using approximately 800 Li-ion cells of 500Ah each.

The 500Ah cylindrical cells, manufactured by LTC/Gaia, using its unique, proprietary and environmentally friendly manufacturing process will be manufactured in its Nordhausen Germany facility. These cells are by far the largest Li-ion cells manufactured in the world and were developed in close cooperation with HDW-ThyssenKrupp Shipyards. Although the 500 Ah cells are tested, this Li-ion battery for the PlanetSolar will be a unique concept and it will prove the usefulness of Li-ion batteries as backup battery for electric propulsion of vessels of different kinds.

To promote the PlanetSolar project and sustainable development, the first solar-powered circumnavigation of the globe will be preceded by a touring exhibition in the form of the “PlanetSolar village”. After a roadshow in Switzerland, the itinerant Village will follow the European tour of the boat from Hambourg to Marseille, through London and Paris. Then, in 2011, during the world tour, the Village will make a stop in cities like New-York, San Francisco, Dubai and Shanghai.

The PlanetSolar’s project chronology:
September 2009	: Roadshow of the Village in Switzerland
Beginning 2010	: Launching of the boat
Summer 2010	: European tour
Spring 2011	: World tour
ABOUT LTC: Lithium Technology Corporation (LTC) is a global manufacturer of large format cylindrical Li Ion cells and a global provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of hybrid electric and electric vehicles.

Safe Harbor for Forward-looking Statements: The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

PlanetSolar press contact: Delia Collardi Grand Chelem Event S.A. Tel : + 41 21 804 10 70 Fax : +41 21 804 10 71 Email: dc@gcmsa.ch www.planetsolar.org	LTC press contact: Norbert Grein Gaia Akkumulatorenwerke GmbH Tel : +49 3631 6167-50 Fax : +49 3631 6167-49 Mob : +49 173 5674607 Email: grein@gaia-akku.com www.lithiumtech.com